Exhibit 99.1

RADIANT LOGISTICS ANNOUNCES Notice of redemption of 9.75% series a cumulative redeemable perpetual preferred stock

BELLEVUE, WA December 6, 2018 – Radiant Logistics, Inc. (NYSE American: RLGT), a third-party logistics and multimodal transportation services company, today announced that it has provided notice of its intention to redeem all outstanding shares of its 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock (NYSE American: RLGT-PA) (the “Series A Preferred Stock”) on December 21, 2018.

There are 839,200 shares issued and outstanding of Series A Preferred Stock. The Company will redeem the Series A Preferred Stock for a cash redemption price of $25.00 per share, plus accrued and unpaid dividends to, but not including, the redemption date, without interest. On the redemption date, dividends on the Series A Preferred Stock will cease to accrue and all rights with respect to such stock will cease and terminate, except for the right to receive the redemption payment. Also upon redemption, the Series A Preferred Stock will be delisted from trading on the NYSE American stock exchange.

A notice of redemption and related materials were mailed today to the holders of record. The redemption of the Series A Preferred Stock, including the payment of the redemption price, will be completed in accordance with Depository Trust Company procedures. Please direct and questions about the notice of redemption and related materials to Broadridge Corporate Issuer Solutions, Inc., the redemption agent, by telephone at 1-855-793-5068.

About Radiant Logistics (NYSE American: RLGT)

Radiant Logistics, Inc. (www.radiantdelivers.com) is a third-party logistics and multimodal transportation services company delivering advanced supply chain solutions through a network of company-owned and strategic operating partner locations across North America. Through its comprehensive service offering, Radiant provides domestic and international freight forwarding services, truck and rail brokerage services and other value-added supply chain management services, including customs brokerage, order fulfillment, inventory management and warehousing to a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to statements about the expected redemption of the 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock, including the redemption date.  More information about factors that potentially could affect our financial results is included Radiant Logistics, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

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Investor Contact: Radiant Logistics, Inc. Todd Macomber (425) 943-4541 tmacomber@radiantdelivers.com	Media Contact: Radiant Logistics, Inc. Jennifer Deenihan (425) 462-1094 jdeenihan@radiantdelivers.com